Exhibit 10.1

July 17, 2023

Tom Teisseyre

Re: Promotion to Chief Operating Officer (COO)

Dear Tom,

Congratulations! On behalf of Hyperfine, Inc. (the “Company”), I am pleased to inform you of your promotion to the role of Chief Operating Officer (COO), effective July 24, 2023 (the Effective Date”). In this role, you will continue reporting to myself, Maria Sainz, President and Chief Executive Officer. This is a Full Time, Exempt role and you will be based out of Hyperfine’s facility in Palo Alto, CA with required travel.

Base Salary: As of the Effective Date above, your compensation in this position will consist of an annual base salary of $425,000, payable in regular installments consistent with Company practice (subject to any required deductions and withholdings).

Bonus: You will remain eligible to participate in our Bonus Plan. As of the Effective Date your bonus target will increase to 50% of your base salary and is based on the achievement of our 2023 corporate bonus goals. To be eligible for the bonus, you must be actively employed at the time the bonuses are paid (generally March of the year following the plan year) and performance must be in good standing. You will be eligible for the 2023 bonus, payable in 2024, based on eligible earnings during 2023 and the applicable bonus target in effect during the time of the eligible earnings.

Equity: In connection with your promotion the Company will recommend to the Compensation Committee of the Board of Directors the following equity award for you for approval. This award is subject to the approval of the Compensation Committee.

Promotional Grant
Stock Options	200,000

The Stock Options (i) will have an exercise price equal to the closing price of our Class A Common Stock on the grant date, (ii) will be subject to the terms of the grant documents therefore, and (iii) subject to continued service and the specific terms of your grant, will vest over a four-year period as follows: 25% on the one-year anniversary of the Effective Date and 2.083% at the end of each full month thereafter. Additional information with respect to this award will be forthcoming at the time of grant.

Except as we’ve outlined above, the provisions of your employment terms will continue to remain in effect (i.e., your employment will otherwise remain at-will, the Company’s policies and procedures will continue to apply pursuant to their terms, and your Confidential Information and Intellectual Property Agreement will remain in effect). If you have any questions, of course, please do not hesitate to contact me.

Tom, congratulations again and we look forward to your continued success!

Sincerely,

HYPERFINE, INC.

By:	/s/ Maria Sainz
Name:	Maria Sainz
Title:	President & Chief Executive Officer

Confirmed and Agreed:

By:	/s/ Tom Teisseyre
Name:	Tom Teisseyre
Date:	07/17/2023